---------------
                                                                SEC File Number
                                                                000-32745
                                                                ---------------

                                                                ---------------
                                                                CUSIP Number
                                                                0001138173
                                                                ---------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                        Commission File Number: 000-32745

                           NOTIFICATION OF LATE FILING

       (Check One): / /Form 10-KSB / /Form 20-F / /Form 11-K /X/Form 10-Q
                                  / /Form N-SAR

      For Period Ended: June 30, 2006

      / / Transition Report on Form 10-K
      / / Transition Report on Form 20-F
      / / Transition Report on Form 11-K
      / / Transition Report on Form 10-Q
      / / Transition Report on Form N-SAR

      For the Transition Period Ended:____________________

      READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

      NOTHING ON THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
--------------------------------------------------------------------------------

                        PART 1 -- REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full Name of Registrant:
SHEARSON FINANCIAL NETWORK, INC.
--------------------------------------------------------------------------------
Former Name if Applicable:
CONSUMER DIRECT OF AMERICA
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number):
6330 South Sandhill Road
--------------------------------------------------------------------------------
City, State and Zip Code:
Las Vegas, NV 89120
--------------------------------------------------------------------------------

                       PART II -- RULES 12b-25(B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons defined in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

/X/   (b)   The subject matter report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Shearson Financial Network, Inc. ("SFNN" or "Registrant") is unable to complete its preparation of its financial statements for the period ended June 30, 2006 and the related disclosures in Parts I, II, III and IV of Form 10-KSB by August 14, 2006 without unreasonable effort and expense.

      As previously reported in Registrant's Current Reports on Forms 8-K, as filed with the Commission on June 6 and June 12, registrant reported the acquisition of RPT Technologies, Continental Home Loans and EHome Credit. The acquisitions being completed so close to the period end of June 30, 2006 have resulted in the Company being unable to complete the necessary data in time to file its Form 10QSB in a timely manner.

      Accordingly, Registrant is unable to file its Form 10-QSB for the period ending June 30, 2006 as of this date.

                          Part IV -- Other Information

(1) Name and telephone number of person to contact in regard to this notification

      Lee Shorey, CFO                (702) 868-7900
      ---------------        ------------------------------
           (Name)            (Area Code) (Telephone Number)
--------------------------------------------------------------------------------

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  /X/ Yes / / No
--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  / / Yes /X/ No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

--------------------------------------------------------------------------------
                        Shearson Financial Network, Inc.
                  --------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 14, 2006

                                    By: /s/ Lee Shorey
                                    ------------------
                                    Lee Shorey, CFO